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EXHIBIT 10(gg)

(Telephone numbers and addresses have been omitted.)

April 13, 2005

Mr. Geoffery Merszei

Dear Geoff:

        It is my pleasure to offer you a position as Executive Vice President and Chief Financial Officer for The Dow Chemical Company in Midland, Michigan, reporting to myself. In welcoming you back to Dow, I feel confident that in this significant executive position you will help to lead Dow to new heights of performance and leave a lasting impression on our company. I hope that you will decide to take up this challenge and join what I believe is a very outstanding executive leadership team working to increase Dow's standing as the largest, most profitable, and most respected chemical company in the world. I am personally committed to helping you succeed, and am very excited at the prospect of having you on board.

        While there are a number of details that are understandably not included in this offer letter, the following is a high level summary of the major components of the compensation and benefits package Dow is offering to provide, should you accept this position and meet the contingencies listed below.

Base Pay:
Your initial salary will be $718,212 per year, or $59,851 per month. Under our Salary Management Process, your future increases will be based upon your individual performance and Dow's overall annual salary plan. Dow conducts a global compensation planning exercise in February of each year. At that time, you will be eligible for consideration for a salary increase. For calendar year 2006, such an increase, if granted, would become effective in March of 2006.
Variable Pay:
You will also be eligible to participate in our annual variable pay program, called the Performance Award Program. The Performance Award Program is linked to a combination of company performance (for 2005, both Dow Economic Profit and Cost Savings components) and individual/team performance against business/functional goals, with a possible range of awards equal to 0 to 200% of your target award amount. When the company, your team, and you deliver excellent results, Dow's Performance Award Program is designed to provide a significant financial reward.

Your target Variable Pay for 2005 will be 80% of your year-end annualized base salary. You will receive a copy of the Program Guidelines and the target grid applicable to you at the time you begin work. The actual award payout for the 2005 program year can range from $0 to $1,149,139, based on actual company and individual/team performance. You will be eligible for a full-year (un-prorated) award for 2005, assuming that you are not eligible to receive any portion of any annual incentive plan award from your current employer for calendar year 2005. Should you subsequently become eligible to receive any such proportionate award from your current employer, your 2005 Dow Performance Award program target will be adjusted downward proportionally. Should Dow's payout for the 2005 Performance Award be less than your target payment, Dow will make up the difference, if any, between your actual Performance Award payment and your target payment, provided that the minimum funding requirement of the Program (Dow earning at least the economic profit equivalent of Dow's annual dividend payments to shareholders) is met. The 2005 Performance Award Program payout, if any, would be delivered in March of 2006, consistent with and subject to all other terms and conditions of the 2005 Performance Award Program.

Long Term Incentives:
You will also be considered for participation in the annual Dow Long-Term Incentive (LTI) Program based on management review and the terms of the program. This program involves traditional stock options, performance shares, and deferred stock issued under The Dow Chemical Company 1988 Award and Option Plan (the 1988 A&O Plan). Participation levels each year are decided by your supervisor with Compensation Committee oversight. For calendar year 2005, your award will consist of the following mix of stock options, deferred stock, and performance shares:
• 61,340 non-qualified Stock Option Shares,
• 24,860 Performance Shares,
• and 16,580 Deferred Shares.

The strike price of your non-qualified stock option grant will be calculated based on the fair market value of Dow stock on your date of hire, which will also be the date of grant. More complete terms and conditions, including the grant price and vesting periods of the awards, will be outlined in the actual award agreements you will receive, which, along with the terms of the A&O Plan, will control in the event of a conflict with the terms of this offer letter. Should you remain continuously employed with Dow through the one-year anniversary of your actual 2005 date of hire into Dow, all of your prior Dow service will apply for purposes of whether you will receive retiree treatment under the LTI Program.
If you accept our offer and meet the contingencies listed below, you will, upon reporting to work, also be eligible to receive the following, special, one time employment incentives:
Cash Bonus:	You will receive a one-time, gross, lump sum cash bonus of $750,000 (less applicable taxes), payable 90 days from your hire date.
Additional Allowance:
You will be eligible to receive an additional employment allowance of $1,600,000 (less applicable taxes). If not paid earlier as described below on account of your death, disability, or involuntary separation by Dow, this allowance will be paid in three equal installments: the first installment of $533,334 to be paid at the one-year anniversary of your actual 2005 date of hire into Dow; the next installment of $533,333 to be paid at the two-year anniversary of your hire date; and the last installment of $533,333 to be paid on the three-year anniversary of your hire date. Your receipt of these respective payments is contingent upon, at the time of each respective payment date, your remaining a full-time active employee in good standing with no breaks in service who has maintained the expected level of performance during this period as determined by the Chief Executive Officer in such person's sole discretion. Should you leave employment with Dow for any reason except your death, disability, or involuntary separation by Dow prior to any scheduled installment payment date, you will forfeit your right to any future allowance installments not previously paid to you, and no further such installment payments will be made. In case of your involuntary separation, death, or disability the installments will vest immediately and will be paid to you or to your surviving spouse, provided that payments made due to your involuntary separation by Dow will be made on the first business day that is six (6) months after your last day of employment with Dow. For purposes of this Additional Allowance, the term "disability" shall have the meaning of "disabled" in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended.
Deferred Stock:
Dow will make a Deferred Stock grant to you in the amount of 30,000 shares of Dow common stock, to be delivered on the sixtieth (60th) day following the third anniversary of your actual 2005 date of hire into Dow. A Deferred Stock Award means that, consistent with the specified terms of the Award, the Company will deliver to you the indicated number of Dow common stock shares on the sixtieth (60th) day following the third anniversary date of your hire into Dow. From the date of grant until the shares are actually delivered to you, you will be eligible to receive a payment on those shares equal to any Dow stock dividends that are declared. Any such dividend equivalents (less applicable taxes) will be paid to you on a quarterly basis through the normal payroll process. More complete terms and conditions of this award will be outlined in the actual agreement you will receive, which, along with the terms of the 1988 A&O Plan, will control in the event of a conflict with the terms of this offer letter.
Stock Options:
Dow will make an additional, non-qualified stock option grant to you in the amount 250,000 shares of common stock of The Dow Chemical Company at a strike price calculated based on the fair market value of Dow stock on your date of hire, which will also be the date of grant. More complete terms and conditions of this stock option grant will be outlined in the actual award agreement you will receive, which, along with the terms of the A&O Plan, will control in the event of a conflict with the terms of this offer letter.

As you know, each of the above special, one-time employment stock incentives are based on our understanding that you would lose a significant amount of incentive compensation as a result of accepting this position and leaving your current employer at this time, and as such are designed to mitigate that short-fall. Accordingly, in the event that you should actually receive any of this incentive compensation from your current employer following your separation from employment, you agree that Dow shall modify proportionally the above special one-time incentives in its discretion to reflect any such incentive compensation that you actually receive from your current employer. By signing this agreement, you agree to notify Dow in a timely manner should you receive any incentive compensation from your current employer for which Dow has provided replacement value with these grants.
In addition to the above special, one-time employment incentives, you will also be eligible to receive the following benefits upon reporting to work:
Vacation:
You will receive 27 days of vacation for the calendar year 2005, prorated to your date of hire, as well as an additional 2 personal choice days per year. You will enter the Dow vacation schedule at an equivalent of 27 years of employment service credited for vacation purposes. With each successive year of service, you will acquire an additional year of employment service for purposes of vacation benefit calculation.
Pension:
Upon hire, you will become a member of the U.S. Dow Employees' Pension Plan (DEPP) and may choose to participate in the Employees' Savings Plan (401(k)) and Elective Deferral Plan. DEPP is a defined benefit plan that uses your highest consecutive three year average pay (base + target Performance Award) to calculate a monthly annuity upon retirement. Under the terms of DEPP, you will be able to choose between a single life annuity or, with the appropriate actuarial reductions, either a 50% or 100% joint and survivor annuity that will also continue to pay your spouse of record after your death. After completing one year of service and with the approval of the Plan Administrator, you will be considered fully vested in DEPP. Your Dow years of service, including your previous 23.7 years under the Swiss Plan and your Dow years of service earned after re-hire, will count towards eligibility for retirement and "points" towards an unreduced benefit under those pension plans that include a reduction factor. The coordination of your Swiss and U.S. pension benefit is discussed in more detail below.

Because you were also a member of the Dow Swiss Pension Foundation defined benefit plan (the Swiss Plan) based on your prior Dow employment, once vested in DEPP we will use a proration method to calculate the value of your total company pension benefit. Under the proration method, we consider all of your service (the 23.7 years under the Swiss Plan, the years with your immediate predecessor employer, and the Dow years of service accumulated after re-hire) as if accumulated in both defined benefit plans for benefit calculation purposes and then give you the appropriate fractional benefit, based on percent of service, using the pension calculation formulas of each plan. For each plan, we will use the plan's respective pensionable pay definition as applied to your final pay. In your particular case, we will count the years with your immediate predecessor employer as hypothetical U.S. Dow years for pension calculation purposes, and any benefit paid by such predecessor employer will be used to reduce the amount of the U.S. annuity.

In addition, because you have already been paid a portable benefit under the Swiss Plan, we will reduce your ultimate Swiss defined benefit pension by the amount of the defined benefit portion of the Swiss Plan portable benefit (plus investment experience) that was previously paid to you. The defined contribution portion of the Swiss Plan that you already received will not be used in this offset calculation. The defined benefit portion represented 76% of the total Swiss portable benefit you received in 2001. You shall keep your entire Swiss portable benefit fully invested in your current VZ Freizuegigkeitstiftung and, upon ultimate retirement from Dow, we will take 76% of the balance at your retirement date to offset the lump sum value of the Swiss defined benefit portion of the pension in calculating your Swiss annuity. (Note that you will not become a participant again in the Swiss Plan, but we will use the applicable Swiss Plan formula to calculate a hypothetical Swiss Plan based annuity, which will actually be paid out of the U.S. Executives' Supplemental Retirement Plan (the ESRP)). We will convert the Swiss Francs into U.S. Dollars at the time of retirement for purposes of this benefit.

Providing you do not voluntarily terminate prior to completing one year of service, the value of the total pension benefits you will receive, including the Dow paid benefit, the defined benefit portion of your Swiss portable benefit, and any benefit from your immediate predecessor employer, will not be less than the total pension benefits you were guaranteed to receive from your immediate predecessor employer. In addition, because the years with your immediate predecessor employer can not be counted as years of service under the qualified pension plan (DEPP), and because your pay exceeds the U.S. qualified plan limits, please note that much of your U.S. pension benefit will be paid out of the ESRP.
U.S. Retiree Medical
Upon completing one year of service under DEPP, you and your spouse of record at retirement will be eligible to receive post-employment medical coverage under the then-applicable terms and conditions of the Dow Retiree Medical Program. You will be eligible to participate in the Program both before and after becoming eligible for Medicare, the U.S. government plan for individuals over age 65. Your premiums will be based on the then applicable retiree medical budget and support schedule and your total years of actual Dow service at the time you end Dow employment. Please note that service with your previous employer will not count as service under the Retiree Medical Support schedule, but that you are eligible for maximum Dow support with 30 years of Dow service or 85 points.
Severance:
While, like all U.S. Dow employees, you have an at-will employment relationship with Dow, you will, in the event of your involuntary separation from Dow, and depending on the circumstances of your involuntary separation, be eligible to receive any standard transition assistance benefits that are otherwise available to employees at your job level under the terms and conditions of any then applicable severance plan in which you are eligible to participate; provided that, to the extent any such plan does not recognize your past service with any non-Dow employers, Dow will, for purposes only of any service-based separation payment you may be eligible to receive under the terms and conditions of such plan, provide you (or cause you to be provided) with a supplemental payment (less applicable taxes) equal to the difference between the separation payment you are then otherwise eligible to receive under the terms and conditions of such plan based on your Dow service alone, and the separation payment you would have received under the terms and conditions of such plan after including your non-Dow employer service in the calculation of that separation payment amount.
Executive Benefits:
In addition to the full array of benefits available to all US-based salaried employees, you will also be eligible to participate in several of Dow's Executive Benefits Programs, including support for financial planning and executive physical examinations.

Relocation:
You are eligible for Dow's North American Relocation Package for transferees, with a period of one year after your hire date to access the benefits provided by the package. All provisions will apply except that you will not be eligible for a geographic cost of living allowance. The major components of our transferee package include a house-hunting trip, a guaranteed offer to purchase your home in the departure location, new home closing costs for your home in Midland, the shipment of your household goods, final move expenses, and one month's net salary for relocation related expenses that are not covered by the package.

Upon acceptance of this offer, Dow will inform our relocation services supplier, Cendant Mobility, to contact you to review the package provisions in detail. If you should wish to do this in advance of accepting Dow's offer, let Gregory Freiwald know and he will arrange for Cendant to contact you.
Car:	You will receive the use of a company car, consistent with established Company policies and procedures for senior executives.
Other Benefits:
You will be eligible to participate in a range of additional benefits including health, life, dental and disability insurance, consistent with your enrollment elections and the terms and conditions of those programs. The details of these programs have been provided to you in our standard benefits package materials.

        More complete terms and conditions of each of the active employee and retiree benefits available under the applicable Dow benefit plans and programs, including without limitation 401(k), DEPP, ESRP, the 1988 A&O Plan, and the Dow Retiree Medical Program, will be outlined in the official plan summaries for each plan or program that will be made available to you which, along with the actual terms of each such plan or program, will control in the event of a conflict with the terms of this offer letter. Dow reserves the right to amend, modify or terminate any or all of its benefit plans and programs, including the Dow Retiree Medical Program, at any time.

        This job offer, and all of the corresponding compensation and benefits summarized above (including the special, one-time employment incentives), is contingent upon:

  •
  Providing documentation of the proper authorization to work in the United States and, if required, obtaining the appropriate U.S. export license(s). Only U.S. citizens or nationals, U.S. Permanent Residents, or aliens who are authorized to work in the United States can be considered for employment with Dow.

  •
  Dow determining, to its satisfaction, that your commencing employment with Dow does not violate any confidentially and/or non-competition agreements you may have entered into with your current or former employers. Should any such agreements or restrictions exist, you should forward them immediately to Gregory Freiwald via fax at 989-638-7073.

        Continued employment, and your eligibility to receive the special, one-time employment incentives, are also contingent upon complying with the following requirements:

  •
  Signing two (2) standard Dow Chemical Employee Agreement forms (patent and trade secret) on your report-to-work date, a sample of which is enclosed for your review. Among other things, this Agreement clarifies that you will at all times have an at-will employment status with Dow. Nothing in this offer letter constitutes or may be relied upon as a contract of employment for any specified period or duration or otherwise alters your status as an at-will employee of Dow.

  •
  Passing a screening for illegal and controlled substances (negative results) during the first week of employment by Dow Health Services. You may voluntarily authorize a screening prior to acceptance of this job offer.

  •
  Verifying your employment eligibility by completing an I-9 form with supportive documentation on your report-to-work date. As required by law, Dow employs only U.S. citizens and aliens authorized to work in the United States.

        Geoff, we are confident you will find working for Dow an exciting and challenging experience and hope you will give our offer your most serious consideration. Please indicate your acceptance of this offer by signing and returning by fax (989-638-7073) the second copy of this letter on or before Friday, April 15, 2005 and mailing the original copy. If we can answer any questions or concerns that will assist you with your decision, please call me at (989) 636-4147 or Gregory Freiwald at (989) 636-8763.

Sincerely,

/s/ ANDREW N. LIVERIS Andrew N. Liveris President & CEO The Dow Chemical Company
Acceptance of Dow Offer:
/s/ GEOFFERY MERSZEI Signature	April 18, 2005 Date

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  EXHIBIT 10(gg)